(over) SEC 1473 (7-96)
SEC 1473       Potential persons who are to respond to the collection of information contained in this
(7-97)         form are not required to respond unless the form displays a currently valid OMB Number.

-------------------------------------                               UNITED STATES SECURITIES AND EXCHANGE CONMMISSION                               --------------------------------
             FORM 3 / A                -----------------------------------------------------------------------------------------------------------            OMB APPROVAL
                                                                                                                                                              ------------
                                                                                                                                                    --------------------------------
------------------------------------                                             Washington, D.C. 20549
                                                                                                                                                    --------------------------------
                                                                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                                 OMB Number: 3235-0104
                                                                                                                                                    --------------------------------
                                       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility     _________________________
                                                   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940               --------------------------------
                                                                                                                                                       Expires: October 31, 2001
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                                                                                                                                                     Estimated average burden hours
                                                                                                                                                           per response....0.5
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(Print or Type Responses)

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1.       Name and Address of Reporting Person*                    2.  Date of Event            4.   Issuer Name and Tickler or Trading Symbol
                                                                      Requiring Statement
McDowell                     Mary                     T.          (Month/Day/Year)                   Compaq Computer Corporation ("CPQ")
                                                                  05/05/2000
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(Last)                     (First)             (Middle)           3.  IRS Identification       5. Relationship of Reporting            6.  If Amendment, Date of Original
                                                                      Number of Reporting      Person(s) to Issuer        (Check all       (Month/Day/Year)  May 11, 2000
                                                                                               applicable)
                                                                                                                                       ----------------------------------------------
20555 SH 249                                                          Person, if an entity     ___ Director      ___ 10% Owner
M/C 110701                                                            (Voluntary)                                                       7.  Individual or Joint/Group
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                           (Street)                                                            X   Officer  (give         ___ Other        Filing (Check applicable line)
                                                                                               ---
                                                                                               (specify                                      X  Form filed by One Reporting Person
                                                                                                                                           -----
Houston                                                                                                              title below)          ___ Form filed by More than One
TX                             77070                                                               below)                                  Reporting Person

                                                                                                                      Vice President
                                                                                                                      --------------
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City)                      (State)             (Zip)
                                                                           Table 1 - Non-Derivative Securities Beneficially Owned
----------------------------------------------------------------- -------------------------------------------------------------------------------------------------------------------
1.  Title of Security                                             2.  Amount of Securities     3.       Ownership        4.       Nature of Indirect Beneficial Ownership
    (Instr. 4)                                                        Beneficially Owned            Form: Direct                (Instr. 5)
                                                                      (Instr. 4)               (D)      or Indirect
                                                                                                    (I) (Instr. 5)
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                                                                                               -------------------------

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
o        If the Form is filed by more than one Reporting Person, See Instruction 5(b)(v).

FORM 3 (continued)                          Table II - Derivative Securities Beneficially Owned (e.g., puts, calls warrants, options, convertible securities)

   ----------------------------------------------------- -------------------------- ------------------------------------- ----------------- ---------------- ------------------
   1. Title of' Derivative Security                      2.  Date Exer-             3.  Title and Amount of Securities    4.  Conver-       5. Owner         6.  Nature of
      (Instr. 4)                                             cisable and            Underlying                                sion or           ship         Indirect
                                                             Expiration                 Derivative Security                   Exercise          Form of      Beneficial
                                                             Date                       (Instr. 4)                            Price of          Deriv        Ownership
                                                         (Month/Day/Year)                                                     Derivative        ative        (Instr. 5)
                                                         -------------------------- -------------------------------------
                                                         ------------- ------------ ------------------------ ------------
                                                         Date          Expira-                               Amount           Security         Securities:
                                                         Exer-         tion                                  or                                Direct
                                                         Cisable       Date                  Title           Number                            (D) or
                                                                                                             of                                Indirect
                                                                                                             Shares                            (I)
                                                                                                                                               (Instr. 5)
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                             01/08/96    12/07/2005        Common Stock          20,000           $9.6800              D
                                                             (01)
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                             01/12/97    12/11/2006        Common Stock          45,000           $15.9300             D
                                                             (01)
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                             01/11/98    12/10/2007        Common Stock          60,000           $28.0000             D
                                                             (01)
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                             02/28/99    01/27/2009        Common Stock          40,000           $47.1900             D
                                                             (01)
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                             05/19/99    04/18/2009        Common Stock          80,000           $22.7500             D
                                                             (01)
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                            01/08/2000   12/07/2009        Common Stock          100,000          $25.130              D
                                                             (01)
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                             01/01/96    04/14/2001        Common Stock           1,000           $9.6800              I            Spouse
                                                             (01)
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                             01/12/97    04/14/2001        Common Stock           1,316           $15.9300             I            Spouse
                                                             (01)
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                             01/11/98    04/14/2001        Common Stock          18,667           $28.0000             I            Spouse
                                                             (01)
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                             02/28/99    04/14/2001        Common Stock           7,000           $47.1900             I            Spouse
                                                             (01)
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                             05/25/99    04/14/2001        Common Stock           1,500           $23.8100             I            Spouse
                                                             (01)
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
   Stock Option (Right to buy)                             01/08/99    04/14/2001        Common Stock           1,033           $25.1300             I            Spouse
                                                             (01)
   ----------------------------------------------------- ------------- ------------ ------------------------ ------------ ----------------- ---------------- ------------------
        Explanation of Responses:  This option first exercisable one month after this date vest over sixty months from grant date.

                                                                                        /s/  Mary T. McDowell              3/17/01
                                                                                       ------------------------------------------- ---------------------
            ** Intentional misstatements or omissions of facts constitute Federal                   Mary T. McDowell                       Date
            Criminal Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78f'f(a).               **Signature of Reporting Person

        Note:    File three copies of this Form, one of which must be manually signed.  If space is insufficient,
        See Instruction 6 for procedure.